EXHIBIT 99.1

Integer Holdings Corporation Reports Third Quarter 2025 Results

~ Continued strong sales and profit growth in 3Q25 ~
~ Updating 2025 sales and profit outlook; providing preliminary outlooks for 2026 and 2027 ~

PLANO, Texas, Oct. 23, 2025 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR) today announced results for the three months ended September 26, 2025.

Third Quarter 2025 Highlights (compared to Third Quarter 2024, except as noted)

  Sales increased 8% to $468 million, with organic growth of 7%.
  GAAP operating income decreased $2 million to $56 million, a decrease of 3%. Non-GAAP adjusted operating income increased $10 million to $86 million, an increase of 14%.
  GAAP income from continuing operations increased $3 million to $40 million, an increase of 9%. Non-GAAP adjusted net income increased $13 million to $63 million, an increase of 27%.
  GAAP diluted EPS from continuing operations increased $0.10 to $1.11, an increase of 10%. Non-GAAP adjusted EPS increased $0.36 to $1.79, an increase of 25%.
  Adjusted EBITDA increased $10 million to $106 million, an increase of 11%.
  From the end of 2024, total debt increased $204 million to $1.194 billion and Non-GAAP net total debt increased $204 million to $1.158 billion, primarily to finance acquisitions and costs associated with the 2030 convertible note offering, resulting in a leverage ratio of 3.0 times adjusted EBITDA as of September 26, 2025.

“Integer delivered another strong quarter of growth with sales up 8%, adjusted operating income up 14%, and adjusted EPS growth of 25%,” said Joseph Dziedzic, Integer’s president and CEO. “While select headwinds are expected to impact our 2026 sales, we believe our strategy and strong product development pipeline will lead to a return to 200 basis points above-market organic growth in 2027.”

Discussion of Product Line Third Quarter 2025 Sales

  Cardio & Vascular sales increased 15% in the third quarter 2025 compared to the third quarter 2024, driven by new product ramps in electrophysiology, Precision Coating and VSi Parylene acquisitions, and strong customer demand in neurovascular.
  Cardiac Rhythm Management & Neuromodulation sales increased 2% in the third quarter 2025 compared to the third quarter 2024, driven by strong growth in emerging neuromodulation customers with PMA (pre-market approval) products, normalized cardiac rhythm management growth, and the final quarters of the planned decline of an early spinal cord stimulation neuromodulation finished implantable pulse generator (non-emerging) customer, announced in 2020.
  Other Markets sales decreased 16% in the third quarter 2025 compared to the third quarter 2024, primarily driven by the planned multi-year portable medical exit announced in 2022.

2025 Outlook(a)

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,840 to $1,854	7% to 8%	N/A	N/A
Operating income	$220 to $226	6% to 9%	$319 to $325	12% to 14%
EBITDA	N/A	N/A	$398 to $404	10% to 12%
Income from continuing operations	$96 to $101	(20)% to (16)%	$222 to $227	21% to 24%
Diluted earnings per share	$2.70 to $2.84	(23)% to (19)%	$6.29 to $6.43	19% to 21%
Cash flow from operating activities(c)	$230 to $240	12% to 17%	N/A	N/A

(a)	Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share (“EPS”), included in our “2025 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)	Adjusted operating income for 2025 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $99 million, pre-tax.

Adjusted net income for 2025 consists of GAAP income from continuing operations, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, debt conversion inducement expense, and gain or loss on equity investments totaling approximately $146 million, pre-tax. The after-tax impact of these items is estimated to be approximately $126 million, or approximately $3.53 per diluted share.

Adjusted EPS for 2025 consists of GAAP diluted EPS from continuing operations, excluding the after-tax impact of the Adjusted net income items noted above and the estimated dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by capped call option contracts, which is approximately $0.07 per diluted share.

Adjusted EBITDA is expected to consist of adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $176 million to $177 million.

(c)	Prior year cash flow from operating activities included an immaterial amount related to discontinued operations.

Supplemental Financial Information

(dollars in millions)	2025 Outlook	2024 Actual
Depreciation and amortization of intangible assets	$122 to $126	$107
Adjusted total interest expense(a)	$41 to $42	$56
Stock-based compensation	$21 to $23	$24
Restructuring, acquisition and other charges(b)	$33 to $37	$22
Adjusted effective tax rate(c)	17.0% to 18.0%	18.3%
Leverage ratio(d)	2.7x to 2.8x	2.6x
Capital expenditures(e)	$95 to $105	$105
Cash income tax payments	$28 to $32	$36

(a)	Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $42 million to $43 million for 2025, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. There were no adjustments to GAAP interest expense for 2024.

(b)	Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.

(c)	Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 21.0% to 22.0% for 2025, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 18.3% for 2024 consists of GAAP effective tax rate of 18.0% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.

(d)	Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio.

(e)	Capital expenditures is calculated as cash used to acquire property, plant, and equipment (“PP&E”) less cash proceeds from the sale of PP&E.

Preliminary 2026 and 2027 Outlooks(a)

	2026 Outlook	2027 Outlook
Reported sales	down 2% to up 2%
Organic sales	flat to up 4%	growth 200 basis points above market
Adjusted operating income	down 5% to up 4%
Adjusted EPS	down 6% to up 5%

(a)	The 2026 Outlook and 2027 Outlook changes are relative to 2025 and 2026, respectively. Reconciliations by line item to the closest corresponding GAAP financial measure for organic sales, adjusted operating income, and adjusted EPS in our “Preliminary 2026 and 2027 Outlooks” above are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 26, 2025	September 27, 2024	QTD Change	September 26, 2025	September 27, 2024	YTD Change
Operating income	$56,439	$58,011	(2.7)%	$165,329	$151,206	9.3%
Income from continuing operations	$39,678	$36,282	9.4%	$54,222	$88,080	(38.4)%
Diluted EPS from continuing operations	$1.11	$1.01	9.9%	$1.52	$2.49	(39.0)%

EBITDA(a)	$88,399	$86,346	2.4%	$207,673	$232,225	(10.6)%
Adjusted EBITDA(a)	$105,898	$95,526	10.9%	$296,358	$265,597	11.6%
Adjusted operating income(a)	$85,896	$75,647	13.5%	$238,085	$208,667	14.1%
Adjusted net income(a)	$63,126	$49,832	26.7%	$163,882	$133,183	23.1%
Adjusted EPS(a)	$1.79	$1.43	25.2%	$4.64	$3.87	19.9%

(a)	EBITDA, adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
	September 26, 2025	September 27, 2024	QTD Change	Organic Change(a)
Product Line Sales
Cardio & Vascular	$277,149	$241,009	15.0%	8.5%
Cardiac Rhythm Management & Neuromodulation	169,156	165,094	2.5%	2.5%
Other Markets	21,386	25,314	(15.5)%	27.5%
Total Sales	$467,691	$431,417	8.4%	6.6%

	Nine Months Ended
	September 26, 2025	September 27, 2024	YTD Change	Organic Change(a)
Product Line Sales
Cardio & Vascular	$822,875	$694,278	18.5%	12.3%
Cardiac Rhythm Management & Neuromodulation	501,499	490,086	2.3%	2.3%
Other Markets	57,203	82,735	(30.9)%	(0.7)%
Total Sales	$1,381,577	$1,267,099	9.0%	7.9%

(a)	Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts to the closest corresponding GAAP financial measures.

Conference Call Information

The Company will host a conference call on Thursday, October 23, 2025, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 3120125. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, Integer is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations:

Kristen Stewart
551.337.3973
kristen.stewart@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change. Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

Adjusted net income and adjusted EPS consist of GAAP income (loss) from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses; (iii) restructuring and restructuring-related charges; (iv) acquisition and integration costs; (v) other general expenses; (vi) (gain) loss on equity investments; (vii) extinguishment of debt charges, (viii) debt conversion inducement expense; (ix) European Union medical device regulation incremental charges; (x) inventory step-up amortization; (xi) unusual, or infrequently occurring items; (xii) the income tax provision (benefit) related to these adjustments and (xiii) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2028 Convertible Notes and 2030 Convertible Notes (collectively, the “Convertible Notes”). In connection with the issuance of the Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, including, when applicable, dilutive common stock equivalents that were excluded from weighted average shares used to calculate diluted EPS as their inclusion would be anti-dilutive and excluding, when applicable, dilution resulting from the potential conversion of our Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income (loss) from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vii), (xii) and (xiii). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vi), (vii), (viii), (xii) and (xiii).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: our 2025 outlook, including with respect to future sales, cash flows from operating activities, expenses, and profitability; 2025 outlook for depreciation and amortization, interest expense, stock based compensation, restructuring, acquisition and other charges, tax rate, leverage ratio, capital expenditures and cash tax payments; preliminary 2026 and 2027 outlooks; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as our dependence upon a limited number of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; interruptions in our manufacturing operations; uncertainty surrounding macroeconomic and geopolitical factors in the U.S. and globally; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; and consolidation in the healthcare industry resulting in greater competition;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion features of our Convertible Notes adversely impacting our liquidity; the conversion of our Convertible Notes diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transactions; the financial and market risks related to our international sales and operations; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Unless otherwise noted, the forward-looking information in this press release is representative as of today only. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)
	September 26, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$58,944	$46,543
Accounts receivable, net	310,165	245,269
Inventories	263,538	247,126
Contract assets	107,106	103,772
Prepaid expenses and other current assets	38,369	28,409
Total current assets	778,122	671,119
Property, plant and equipment, net	517,003	465,798
Goodwill	1,098,818	1,017,729
Other intangible assets, net	837,698	778,286
Deferred income taxes	8,545	8,309
Operating lease assets	99,514	86,082
Financing lease assets	32,151	27,689
Other long-term assets	25,459	22,959
Total assets	$3,397,310	$3,077,971
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$10,000
Accounts payable	110,744	101,498
Operating lease liabilities	9,125	7,352
Accrued expenses and other current liabilities	89,952	108,323
Total current liabilities	209,821	227,173
Long-term debt	1,193,826	980,153
Deferred income taxes	114,696	124,608
Operating lease liabilities	82,693	77,702
Financing lease liabilities	25,510	23,760
Other long-term liabilities	24,927	25,360
Total liabilities	1,651,473	1,458,756
Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	765,566	741,977
Treasury stock	(26,858)	—
Retained earnings	945,447	891,247
Accumulated other comprehensive income (loss)	61,647	(14,043)
Total stockholders’ equity	1,745,837	1,619,215
Total liabilities and stockholders’ equity	$3,397,310	$3,077,971

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Sales	$467,691	$431,417	$1,381,577	$1,267,099
Cost of sales	341,531	314,849	1,005,947	924,881
Gross profit	126,160	116,568	375,630	342,218
Operating expenses:
Selling, general and administrative	50,451	44,820	154,534	137,734
Research, development and engineering	10,949	11,923	39,390	42,811
Restructuring and other charges	8,321	1,814	16,377	10,467
Total operating expenses	69,721	58,557	210,301	191,012
Operating income	56,439	58,011	165,329	151,206
Interest expense	9,367	14,577	33,926	43,140
Gain on equity investments	(50)	(906)	(223)	(2,035)
Other loss, net	1,130	916	53,037	1,796
Income from continuing operations before taxes	45,992	43,424	78,589	108,305
Provision for income taxes	6,314	7,142	24,367	20,225
Income from continuing operations	39,678	36,282	54,222	88,080
Loss from discontinued operations, net of tax	—	(843)	(22)	(887)
Net income	$39,678	$35,439	$54,200	$87,193

Basic earnings per share:
Income from continuing operations	$1.13	$1.08	$1.56	$2.62
Loss from discontinued operations	$—	$(0.03)	$—	$(0.03)
Basic earnings per share	$1.13	$1.05	$1.56	$2.60

Diluted earnings per share:
Income from continuing operations	$1.11	$1.01	$1.52	$2.49
Loss from discontinued operations	$—	$(0.02)	$—	$(0.03)
Diluted earnings per share	$1.11	$0.99	$1.52	$2.46

Weighted average shares outstanding:
Basic	35,081	33,656	34,689	33,579
Diluted	35,608	35,791	35,755	35,441

Condensed Consolidated Statements of Cash Flows - Unaudited(a)
(in thousands)
	Nine Months Ended
	September 26, 2025	September 27, 2024
Cash flows from operating activities:
Net income	$54,200	$87,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95,158	82,104
Debt related charges included in interest expense	5,239	2,962
Debt conversion inducement expense	46,681	—
Inventory step-up amortization	—	1,056
Stock-based compensation	17,467	18,729
Non-cash lease expense	7,583	6,928
Non-cash gains on equity investments	(223)	(2,035)
Contingent consideration fair value adjustment	(660)	—
Other non-cash losses	804	4,433
Deferred income taxes	4,082	—
Gain on sale of discontinued operations	(46)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(46,793)	(4,888)
Inventories	(12,241)	(31,515)
Prepaid expenses and other assets	117	(495)
Contract assets	(2,106)	(13,159)
Accounts payable	3,187	4,295
Accrued expenses and other liabilities	(22,359)	(5,355)
Income taxes payable	(9,357)	(8,279)
Net cash provided by operating activities	140,733	141,974
Cash flows from investing activities:
Acquisition of property, plant and equipment	(63,555)	(86,267)
Acquisitions, net	(170,872)	(138,544)
Settlement of working capital from sale of discontinued operations	(950)	—
Other investing activities	115	(220)
Net cash used in investing activities	(235,262)	(225,031)
Cash flows from financing activities:
Principal payments of long-term debt	(657,697)	(2)
Proceeds from issuance of convertible notes, net of discount	977,500	—
Proceeds from revolving credit facility	301,000	234,500
Payments of revolving credit facility	(427,000)	(117,500)
Purchase of capped calls	(71,000)	—
Payment of debt issuance costs	(1,386)	(2,071)
Proceeds from the exercise of stock options	3,644	742
Tax withholdings related to net share settlements of restricted stock unit awards	(16,812)	(10,773)
Principal payments on finance leases	(4,165)	(9,772)
Other financing activities	1,194	501
Net cash provided by financing activities	105,278	95,625
Effect of foreign currency exchange rates on cash and cash equivalents	1,652	(668)
Net increase in cash and cash equivalents	12,401	11,900
Cash and cash equivalents, beginning of period	46,543	23,674
Cash and cash equivalents, end of period	$58,944	$35,574

(a)	The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Table A: Adjusted Net Income and Diluted EPS from Continuing Operations Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	September 26, 2025			September 27, 2024
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)	$45,992	$39,678	$1.11	$43,424	$36,282	$1.01
Adjustments(b):
Amortization of intangible assets	16,249	13,088	0.37	13,626	10,972	0.32
Certain legal expenses (SG&A)(c)	181	144	—	481	381	0.01
Restructuring and restructuring-related charges(d)	2,749	2,196	0.06	1,916	1,467	0.04
Acquisition and integration costs(e)	1,372	1,087	0.03	1,017	800	0.02
Other general expenses(f)	6,247	4,764	0.13	83	76	—
Gain on equity investments(g)	(50)	(39)	—	(906)	(716)	(0.02)
Loss on extinguishment of debt(h)	—	—	—	—	—	—
Medical device regulations(i)	183	145	—	209	165	—
Other adjustments(j)	2,476	1,956	0.06	304	240	0.01
Tax adjustments(k)	—	107	—	—	165	—
Impact of capped call option contracts(l)	—	—	0.01	—	—	0.03
Adjusted net income (non-GAAP)	$75,399	$63,126	$1.79	$60,154	$49,832	$1.43

Weighted average shares for diluted EPS (GAAP)		35,608			35,791
Less: Convertible Notes capped call options impact		(261)			(1,003)
Adjusted weighted average shares (non-GAAP)		35,347			34,788

	Nine Months Ended
	September 26, 2025			September 27, 2024
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)	$78,589	$54,222	$1.52	$108,305	$88,080	$2.49
Adjustments(b):
Amortization of intangible assets	47,220	38,015	1.08	40,586	32,668	0.95
Certain legal expenses (SG&A)(c)	292	231	0.01	835	660	0.02
Restructuring and restructuring-related charges(d)	6,426	5,134	0.15	5,738	4,569	0.13
Acquisition and integration costs(e)	8,121	6,434	0.18	8,408	6,658	0.19
Other general expenses(f)	6,253	4,770	0.14	(972)	(653)	(0.02)
Gain on equity investments(g)	(223)	(176)	—	(2,035)	(1,608)	(0.05)
Loss on extinguishment of debt(h)	867	685	0.02	—	—	—
Debt conversion inducement expense(m)	46,681	46,681	1.32	—	—	—
Medical device regulations(i)	695	549	0.02	762	602	0.02
Other adjustments(j)	3,749	2,962	0.08	1,048	828	0.02
Inventory step-up amortization (COS)(n)	—	—	—	1,056	834	0.02
Tax adjustments(k)	—	4,375	0.12	—	545	0.02
Impact of capped call option contracts(l)	—	—	0.01	—	—	0.07
Adjusted net income (Non-GAAP)	$198,670	$163,882	$4.64	$163,731	$133,183	$3.87

Weighted average shares for diluted EPS (GAAP)		35,755			35,441
Less: Convertible Notes capped call options impact		(430)			(1,027)
Adjusted weighted average shares (non-GAAP)		35,325			34,414

(a)	Income from continuing operations (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares.

(b)	The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(c)	Certain legal expenses associated with non-ordinary course legal matters.

(d)	We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(e)	Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(f)	Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. Amounts for 2025 include $6.2 million primarily related to termination benefits from actions to align labor with manufacturing volumes. Amount for the first nine months of 2024 includes loss recoveries of $1.2 million recorded during the second quarter of 2024 relating to property damage which occurred in the fourth quarter of 2023 at one of our manufacturing facilities. Amounts for both years also include gains and losses in connection with the disposal of property, plant and equipment.

(g)	Amounts reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.

(h)	Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, which are included in interest expense.

(i)	The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(j)	Other adjustments include costs which impact period-to-period comparability and do not represent the underlying ongoing results of our business. Amounts for the 2025 and 2024 periods primarily relate to costs associated with leadership transitions and certain formal strategic projects. Leadership transition costs primarily include severance costs associated with the departure of executives and incremental costs associated with the related leadership transitions. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs.

(k)	Tax adjustments predominately relate to changes to uncertain tax benefits and associated interest. During the first quarter of 2025 we wrote off a deferred tax asset of $4.1 million related to a portion of the unamortized original issue discount due to the partial exchange of the 2028 Convertible Notes.

(l)	Represents the per share amount attributable to the reduction in dilution upon assumed exercise of the capped call option contracts.

(m)	Debt conversion inducement expense relates to the partial exchange of the 2028 Convertible Notes and is recorded within Other loss, net in the Condensed Consolidated Statements of Operations.

(n)	The accounting associated with our acquisitions requires us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Operating income (GAAP)	$56,439	$58,011	$165,329	$151,206
Adjustments:
Amortization of intangible assets	16,249	13,626	47,220	40,586
Certain legal expenses	181	481	292	835
Restructuring and restructuring-related charges	2,749	1,916	6,426	5,738
Acquisition and integration costs	1,372	1,017	8,121	8,408
Other general expenses	6,247	83	6,253	(972)
Medical device regulations	183	209	695	762
Other adjustments	2,476	304	3,749	1,048
Inventory step-up amortization	—	—	—	1,056
Adjusted operating income (non-GAAP)	$85,896	$75,647	$238,085	$208,667

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Income from continuing operations (GAAP)	$39,678	$36,282	$54,222	$88,080

Interest expense	9,367	14,577	33,926	43,140
Provision for income taxes	6,314	7,142	24,367	20,225
Depreciation(a)	15,562	14,025	44,588	38,424
Amortization of intangible assets and financing leases	17,478	14,320	50,570	42,356
EBITDA (non-GAAP)	88,399	86,346	207,673	232,225
Stock-based compensation(b)	4,341	6,076	16,691	18,532
Certain legal expenses	181	481	292	835
Restructuring and restructuring-related charges	2,749	1,916	6,426	5,738
Acquisition and integration costs	1,372	1,017	8,121	8,408
Other general expenses	6,247	83	6,253	(972)
Gain on equity investments	(50)	(906)	(223)	(2,035)
Debt conversion inducement expense	—	—	46,681	—
Medical device regulations	183	209	695	762
Other adjustments	2,476	304	3,749	1,048
Inventory step-up amortization	—	—	—	1,056
Adjusted EBITDA (non-GAAP)	$105,898	$95,526	$296,358	$265,597

(a)	Excludes amounts included in Restructuring and restructuring-related charges.

(b)	Excludes amounts included in Restructuring and restructuring-related charges and Other adjustments.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (3Q 2025vs.3Q 2024)
Product Line
Cardio & Vascular	15.0%	0.3%	6.2%	8.5%
Cardiac Rhythm Management & Neuromodulation	2.5%	—%	—%	2.5%
Other Markets	(15.5)%	0.1%	(43.1)%	27.5%
Total Sales	8.4%	0.2%	1.6%	6.6%

YTD Change (9M 2025vs.9M 2024)
Product Line
Cardio & Vascular	18.5%	0.2%	6.0%	12.3%
Cardiac Rhythm Management & Neuromodulation	2.3%	—%	—%	2.3%
Other Markets	(30.9)%	—%	(30.2)%	(0.7)%
Total Sales	9.0%	0.1%	1.0%	7.9%

(a)	Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations, when applicable, and strategic exits and acquisitions.

Table E: Net Total Debt Reconciliation
(in thousands)

	September 26, 2025	December 31, 2024
Total debt	$1,193,826	$990,153
Add: Debt discounts and deferred issuance costs included in Total debt	23,471	10,841
Total principal amount of debt outstanding	1,217,297	1,000,994
Less: Cash and cash equivalents	58,944	46,543
Net Total Debt (Non-GAAP)	$1,158,353	$954,451